Exhibit 99.1

News Release

Investor Contacts:	Joseph F. Bruderek
Executive Vice President and Chief Financial Officer

James M. Gentile
Vice President, Investor Relations

Phone:	704-731-1527

Email:	investor.relations@enpro.com

Enpro Inc. 5605 Carnegie Boulevard Charlotte, North Carolina, 28209 Phone:704-731-1500 www.enpro.com

Enpro Reports Fourth Quarter and Full Year 2024 Results, Introduces 2025 Guidance

Fourth Quarter 2024 Results
(All results reflect comparisons to the respective prior-year period unless otherwise noted)

•Sales of $258.4 million increased 3.7% and organic sales increased 1.2%
•GAAP net income from continuing operations attributable to Enpro Inc. improved to $13.9 million, compared to a GAAP loss of $4.9 million last year
•Adjusted EBITDA* increased 24.1% to $58.2 million
•Diluted earnings per share from continuing operations attributable to Enpro Inc. improved to $0.66, compared to a diluted loss per share of $0.23
•Adjusted diluted earnings per share* increased 31.9% to $1.57 versus $1.19 last year

Full Year 2024 Results

•Sales of $1.05 billion down 1.0% and organic sales down 3.9%
•GAAP net income from continuing operations attributable to Enpro Inc. increased to $72.9 million, compared to income of $10.8 million last year
•Adjusted EBITDA* increased 7.1% to $254.8 million
•Diluted earnings per share from continuing operations attributable to Enpro Inc. increased to $3.45, compared to diluted earnings per share of $0.51 last year
•Adjusted diluted earnings per share* increased 6.4% to $6.96 versus $6.54 last year

2025 Guidance

•Introducing guidance for 2025: revenue growth in the low to mid-single-digit range, adjusted EBITDA* in the range of $262 million to $277 million and adjusted diluted earnings per share* of $7.00 to $7.70
•Strong balance sheet and free cash flow generation provide financial flexibility to further organic growth initiatives and strategic acquisitions

CHARLOTTE, N.C., February 19, 2025 -- Enpro Inc. (NYSE: NPO) today announced its financial results for the three months and year ended December 31, 2024.

"Our strong finish to 2024 was driven by excellent performance in Sealing Technologies and sequential improvement in sales and segment profitability at AST," said Eric Vaillancourt, President and Chief Executive Officer. "We are encouraged by the improvement in our year-over-year results despite continued soft conditions in semiconductor capital equipment spending and commercial vehicle OEM markets, which reflects the resilience of our businesses and the differentiated value of our critical solutions. As we enter 2025 and beyond, we will continue to deliver significant value to our customers by demonstrating agility, exercising discipline and applying our engineering expertise and technology advantages.”

Mr. Vaillancourt continued, "Our strong balance sheet and cash flow generation enable us to pursue a number of high-margin organic growth opportunities and select acquisitions that meet our rigorous strategic and financial criteria. We continue to support and empower our teams as we build on our strengths that drive profitable growth, continuous improvement and long-term enterprise value creation."

Financial Highlights
(Amounts in millions except per share data and percentages)

	Quarters Ended December 31,			Years Ended December 31,
	2024	2023	Change	2024	2023	Change
Net Sales	$258.4	$249.1	3.7%	$1,048.7	$1,059.3	(1.0)%
Income (Loss) from Continuing Operations Attributable to Enpro Inc.	$13.9	$(4.9)	nm	$72.9	$10.8	575.0%
Diluted Earnings (Loss) Per Share Attributable to Enpro Inc. Continuing Operations	$0.66	$(0.23)	nm	$3.45	$0.51	576.5%
Adjusted Income from Continuing Operations Attributable to Enpro Inc.*	$33.2	$25.0	32.8%	$146.9	$137.0	7.2%
Adjusted Diluted Earnings Per Share*	$1.57	$1.19	31.9%	$6.96	$6.54	6.4%
Adjusted EBITDA*	$58.2	$46.9	24.1%	$254.8	$238.0	7.1%
Adjusted EBITDA Margin*	22.5%	18.8%		24.3%	22.5%
*Non-GAAP measure. See the attached schedules for adjustments and reconciliations of historical non-GAAP measures to GAAP measures. No reconciliation is presented for the 2024 guidance range of adjusted EBITDA and adjusted diluted earnings per share from continuing operations. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures.

Fourth Quarter 2024 Consolidated Results of Continuing Operations

Sales of $258.4 million increased 3.7%. Strong sales in aerospace, food and pharma, general industrial and nuclear power generation, in addition to strategic pricing actions, offset continued softness in semiconductor capital equipment spending and commercial vehicle OEM markets. Excluding the impact of the AMI acquisition completed in January 2024 and foreign currency exchange translation, organic sales grew 1.2%.

Corporate expenses of $13.4 million were down from $14.7 million a year ago primarily due to a decrease in share-price-based long-term incentive compensation expense.

Net income from continuing operations attributable to Enpro Inc. was $13.9 million, compared to a loss of $4.9 million. Adjusted income from continuing operations attributable to Enpro Inc. of $33.2 million increased 32.8% compared last year. Diluted earnings per share attributable to Enpro Inc. continuing operations was $0.66, compared to a diluted loss per share of $0.23 in the prior-year period, and adjusted diluted earnings per share* of $1.57 increased 31.9%.

Adjusted EBITDA* of $58.2 million increased 24.1% from $46.9 million last year primarily driven by improved year-over-year performance across the Sealing Technologies segment.

Fourth Quarter 2024 Segment Highlights of Continuing Operations

Sealing Technologies - Safeguarding environments with critical applications in diverse end markets
Garlock, STEMCO and Technetics Group

	Quarters Ended December 31,			Years Ended December 31,
(Amounts in millions except percentages)	2024	2023	Change	2024	2023	Change
Sales	$163.0	$147.0	10.9%	$687.2	$658.4	4.4%
Adjusted Segment EBITDA	$50.6	$38.4	31.8%	$224.1	$192.3	16.5%
Adjusted Segment EBITDA Margin	31.0%	26.1%		32.6%	29.2%

•Sales increased 10.9% versus the prior-year period. Excluding the impact of foreign exchange translation and the AMI acquisition, sales increased 6.7%. Strong demand in aerospace and nuclear markets, strategic pricing actions and a recovery in food and pharma and European general industrial markets offset continued weakness in commercial vehicle OEM and Asian industrial markets.
•Adjusted segment EBITDA increased 31.8% versus the prior-year period. Improved volume, positive mix, and strategic pricing initiatives contributed to increased segment profitability. Excluding the impact of foreign exchange translation and the AMI acquisition, adjusted segment EBITDA increased 23.4% compared to last year.

Advanced Surface Technologies - Leading edge precision manufacturing, coatings, innovative optical solutions and cleaning and refurbishment solutions - NxEdge, Technetics Semi, LeanTeq and Alluxa

	Quarters Ended December 31,			Years Ended December 31,
(Amounts in millions except percentages)	2024	2023	Change	2024	2023	Change
Sales	$95.6	$102.1	(6.4)%	$362.2	$401.2	(9.7)%
Adjusted Segment EBITDA	$21.1	$22.7	(7.0)%	$76.7	$95.5	(19.7)%
Adjusted Segment EBITDA Margin	22.1%	22.2%		21.2%	23.8%

•Sales decreased 6.4% versus the prior-year period driven primarily by continued weakness in semiconductor capital equipment spending, partially offset by strength in solutions serving leading-edge applications.
•Adjusted segment EBITDA decreased 7.0% versus last year. Positive mix and continuous improvement initiatives largely offset the overall volume decline, material cost increases and operating costs related to growth investments.

Full Year 2024 Consolidated Results

Sales of $1.05 billion decreased 1.0% compared to last year. On an organic basis, sales declined 3.9% year-over-year driven primarily by the continued slowdown in semiconductor capital equipment spending and a sharp decline in commercial vehicle OEM markets partially offset by strength in the nuclear energy, aerospace, firm demand in commercial vehicle aftermarket and recovery in European general industrial and food and pharma markets.

Corporate expenses for 2024 of $46.4 million decreased $4.7 million compared to last year primarily due to a decrease in share-price-based long-term incentive compensation expense.

Income from continuing operations attributable to Enpro Inc. increased to $72.9 million, compared to $10.8 million in the prior year. Adjusted income from continuing operations attributable to Enpro Inc. of $146.9 million increased 7.2% compared to 2023. Diluted earnings per share attributable to Enpro Inc. continuing operations increased to $3.45, compared to diluted earnings per share of $0.51 in the prior year. Adjusted diluted earnings per share* increased 6.4% to $6.96.

Adjusted EBITDA* of $254.8 million increased 7.1% compared to last year. Adjusted EBITDA margin* of 24.3% increased 180 basis points compared to last year driven primarily by improved mix, continuous improvement initiatives and cost mitigation activities.

Balance Sheet, Cash Flow and Capital Allocation

The company generated $162.9 million of cash flow from continuing operations during the year ended December 31, 2024 and $130.0 million of free cash flow, net of $32.9 million in capital expenditures and capitalized software. This compares to $208.4 million of cash flow from continuing operations and $174.1 million of free cash flow, net of $34.3 million in capital expenditures and capitalized software, in 2023. During the fourth quarter, the company paid a regular quarterly dividend of $0.30 per share, with dividends totaling $25.3 million for the year ended December 31, 2024.

Enpro ended the fourth quarter with cash of $236.3 million and $390 million available under its revolving credit facility. The company exited 2024 with a net leverage ratio of approximately 1.6x.

Quarterly Dividend

On February 13, 2025, Enpro Inc. increased its quarterly dividend by 3.3% to $0.31 per share, from $0.30 per share previously. The dividend is payable on March 19, 2025, to shareholders of record as of the close of business on March 5, 2025. The company has increased its quarterly dividend for ten consecutive years since initiating a dividend in 2015.

2025 Guidance

The company expects 2025 revenue growth to be in the low to mid-single digit range, adjusted EBITDA* to be in the range of $262 million to $277 million and adjusted diluted earnings per share* from continuing operations to be in the range of $7.00 to $7.70.

Conference Call, Webcast Information, and Presentations

Enpro will hold a conference call today, February 19, 2025, at 8:30 a.m. Eastern Time to discuss fourth quarter and full year 2024 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13740581. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enpro.com. To access the earnings presentation, log on to the webcast by clicking the link on the company’s home page.

Segment Operating Performance Measure

The segment profitability metric used by management to allocate resources and assess segment performance is adjusted segment EBITDA, which is segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring costs, impairment charges, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization. Segment non-operating expenses and income, corporate expenses, net interest expense, and income taxes are not included in the computation of adjusted segment EBITDA. Under U.S. generally accepted accounting principles (“GAAP”), the segment profitability metric used by management to allocate resources and assess segment performance is required to be disclosed in financial statement footnotes, and accordingly such metric as presented for each segment is not deemed to be a non-GAAP measure under applicable regulations of the Securities and Exchange Commission.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted income from continuing operations, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, total adjusted segment EBITDA and free cash flow. Tables showing the reconciliation of these historical non-GAAP financial measures to the comparable GAAP measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full-year 2025 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-

looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance and, when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements and Guidance

Statements in this press release that express a belief, expectation or intention, including the 2025 guidance and other statements that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: economic conditions in the markets served by the company’s businesses and the businesses of its customers, some of which are cyclical and experience periodic downturns; the impact of geopolitical activity on those markets, including instabilities associated with the armed conflicts in Ukraine and in the Middle East region and any conflict or threat of conflict that may affect Taiwan; uncertainties with respect to the imposition, or threat of imposition, of government tariffs, embargoes and other trade protection measures, such as “anti-dumping” duties applicable to classes of products, and import or export licensing requirements, as well as the imposition of trade sanctions against a class of products imported from or sold and exported to, or the loss of “normal trade relations” status with, countries in which the company conducts business, could significantly increase the company’s cost of products or otherwise reduce its sales and harm its business; uncertainties with respect to prices and availability of raw materials, including as a result of instabilities from geopolitical conflicts; uncertainties with respect to the company’s ability to achieve anticipated growth within the semiconductor, life sciences, and other technology-enabled markets, including uncertainties with respect to receipt of CHIPS Act support and the timing of completion of the new Arizona facility; the impact of fluctuations in relevant foreign currency exchange rates or unanticipated increases in applicable interest rates; unanticipated delays or problems in introducing new products; the impact of any labor disputes; announcements by competitors of new products, services or technological innovations; changes in the company’s pricing policies or the pricing policies of its competitors; risks related to the reliance of the Advanced Surface Technologies segment on a small number of significant customers; uncertainties with respect to the company’s ability to identify and complete business acquisitions consistent with its strategy and to successfully integrate any businesses that it acquires; and uncertainties with respect to the amount of any payments required to satisfy contingent liabilities, including those related to discontinued operations, other divested businesses and discontinued operations of the company’s predecessors, including liabilities for certain products, environmental matters, employee benefit and statutory severance obligations and other matters. Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q reports, describe these and other risks and uncertainties in more detail. Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

Full-year guidance is subject to the risks and uncertainties discussed above and specifically excludes changes in the number of shares outstanding, impacts from future and pending acquisitions, dispositions and related transaction costs, restructuring costs and the impact of changes in foreign exchange rates, in each case subsequent to December 31, 2024, and any incremental impact on demands and costs arising from tariffs announced, or trade tensions arising, subsequent to February 18, 2025.

About Enpro

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics and life sciences. Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol "NPO". For more information about Enpro Inc., visit the company’s website at http://www.enpro.com.
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APPENDICES

Consolidated Financial Information and Reconciliations

Enpro Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended December 31, 2024 and 2023
(In Millions, Except Per Share Data)
	Quarters Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
Net sales	$258.4	$249.1	$1,048.7	$1,059.3
Cost of sales	149.1	152.8	603.9	632.5
Gross profit	109.3	96.3	444.8	426.8
Operating expenses:
Selling, general and administrative	76.9	73.9	296.3	284.2
Goodwill impairment	—	—	—	60.8
Other	0.2	1.9	6.2	5.0
Total operating expenses	77.1	75.8	302.5	350.0
Operating income	32.2	20.5	142.3	76.8
Interest expense	(9.5)	(10.1)	(40.9)	(45.0)
Interest income	1.7	3.6	6.4	14.9
Other expense	(4.7)	(4.7)	(13.4)	(9.0)
Income from continuing operations before income taxes	19.7	9.3	94.4	37.7
Income tax expense	(5.8)	(13.8)	(21.5)	(30.8)
Income (loss) from continuing operations	13.9	(4.5)	72.9	6.9
Income from discontinued operations, including gain on sale, net of taxes	—	—	—	11.4
Net income (loss)	13.9	(4.5)	72.9	18.3
Less: net income (loss) attributable to redeemable non-controlling interests	—	0.4	—	(3.9)
Net income (loss) attributable to Enpro Inc.	$13.9	$(4.9)	$72.9	$22.2

Income (loss) attributable to Enpro Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$13.9	$(4.9)	$72.9	$10.8
Income from discontinued operations, net of tax	—	—	—	11.4
Net income (loss) attributable to Enpro Inc.	$13.9	$(4.9)	$72.9	$22.2

Basic earnings (loss) per share attributable to Enpro Inc.:
Continuing operations	$0.66	$(0.23)	$3.48	$0.52
Discontinued operations	—	—	—	0.54
Basic earnings (loss) per share	$0.66	$(0.23)	$3.48	$1.06
Average common shares outstanding	21.0	20.9	21.0	20.9

Diluted earnings (loss) per share attributable to Enpro Inc.:
Continuing operations	$0.66	$(0.23)	$3.45	$0.51
Discontinued operations	—	—	—	0.54
Diluted earnings (loss) per share	$0.66	$(0.23)	$3.45	$1.05
Average common shares outstanding	21.2	21.0	21.1	21.0

Enpro Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Years Ended December 31, 2024 and 2023
(In Millions)
	2024	2023
Operating activities of continuing operations
Net income	$72.9	$18.3
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	—	(11.4)
Taxes paid related to sale of discontinued operations	—	(3.3)
Depreciation	23.9	24.5
Amortization	76.4	70.0
Goodwill impairment	—	60.8
Promissory note reserve	4.5	—
Deferred income taxes	(18.4)	(7.7)
Stock-based compensation	12.0	9.8
Other non-cash adjustments	9.2	4.6
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Accounts receivable, net	1.6	21.6
Inventories	6.3	10.3
Accounts payable	(5.4)	(5.2)
Income taxes, net	2.0	24.2
Other current assets and liabilities	(7.6)	(5.8)
Other non-current assets and liabilities	(14.5)	(2.3)
Net cash provided by operating activities of continuing operations	162.9	208.4
Investing activities of continuing operations
Purchases of property, plant and equipment	(29.1)	(33.9)
Payments for capitalized internal-use software	(3.8)	(0.4)
Proceeds from sale of businesses, net of cash sold	—	25.9
Acquisitions, net of cash acquired	(209.4)	—
Purchase of short-term investments	—	(35.8)
Redemption of short-term investments	—	35.8
Other	0.8	1.0
Net cash used in investing activities of continuing operations	(241.5)	(7.4)
Financing activities of continuing operations
Proceeds from debt	52.5	—
Repayments of debt	(60.6)	(145.1)
Acquisition of non-controlling interests of Enpro subsidiaries	(18.3)	—
Dividends paid	(25.3)	(24.3)
Other	1.2	(1.5)
Net cash used in financing activities of continuing operations	(50.5)	(170.9)
Cash flows of discontinued operations
Operating cash flows	—	(0.6)
Net cash used in discontinued operations	—	(0.6)
Effect of exchange rate changes on cash and cash equivalents	(4.4)	5.9
Net increase (decrease) in cash and cash equivalents	(133.5)	35.4
Cash and cash equivalents at beginning of period	369.8	334.4
Cash and cash equivalents at end of period	$236.3	$369.8
Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest, net	$38.9	$43.3
Income taxes, net	$36.1	$17.2

Enpro Inc.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2024 and 2023
(In Millions)
	2024	2023
Current assets
Cash and cash equivalents	$236.3	$369.8
Accounts receivable, net	115.9	116.7
Inventories	138.8	142.6
Other current assets	21.3	21.2
Total current assets	512.3	650.3
Property, plant and equipment, net	193.2	193.8
Goodwill	896.2	808.4
Other intangible assets	790.3	733.5
Other assets	99.5	113.5
Total assets	$2,491.5	$2,499.5

Current liabilities
Current maturities of long-term debt	$16.0	$8.1
Accounts payable	66.0	68.7
Accrued expenses	116.0	119.6
Total current liabilities	198.0	196.4
Long-term debt	624.1	638.7
Deferred taxes and non-current income taxes payable	126.9	120.7
Other liabilities	113.9	116.1
Total liabilities	1,062.9	1,071.9

Redeemable non-controlling interests	—	17.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	319.4	304.9
Retained earnings	1,175.6	1,128.0
Accumulated other comprehensive income (loss)	(65.4)	(22.2)
Common stock held in treasury, at cost	(1.2)	(1.2)
Total shareholders’ equity	1,428.6	1,409.7
Total liabilities and equity	$2,491.5	$2,499.5

Enpro Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2024 and 2023
(Dollars in Millions)

Sales
	Quarters Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Sealing Technologies	$163.0	$147.0	$687.2	$658.4
Advanced Surface Technologies	95.6	102.1	362.2	401.2
	258.6	249.1	1,049.4	1,059.6
Elimination of intersegment sales	(0.2)	—	(0.7)	(0.3)
	$258.4	$249.1	$1,048.7	$1,059.3

Income (loss) from continuing operations attributable to Enpro Inc.	$13.9	$(4.9)	$72.9	$10.8

Earnings before interest, income taxes, depreciation,
amortization and other selected items (Adjusted Segment EBITDA)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Sealing Technologies	$50.6	$38.4	$224.1	$192.3
Advanced Surface Technologies	21.1	22.7	76.7	95.5
	$71.7	$61.1	$300.8	$287.8

Adjusted Segment EBITDA Margin
	Quarters Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Sealing Technologies	31.0%	26.1%	32.6%	29.2%
Advanced Surface Technologies	22.1%	22.2%	21.2%	23.8%
	27.7%	24.5%	28.7%	27.2%

Reconciliation of Adjusted Segment EBITDA to Income (Loss) from Continuing Operations Attributable to Enpro Inc.
	Quarters Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Income (loss) from continuing operations attributable to Enpro Inc.	$13.9	$(4.9)	$72.9	$10.8
Plus: net income (loss) attributable to redeemable non-controlling interests	—	0.4	—	(3.9)
Income (loss) from continuing operations	13.9	(4.5)	72.9	6.9
Income tax expense	(5.8)	(13.8)	(21.5)	(30.8)
Income from continuing operations before income taxes	19.7	9.3	94.4	37.7
Acquisition expense	0.5	1.1	4.3	1.1
Non-controlling interest compensation allocation	—	—	—	(0.3)
Amortization of the fair value adjustment to acquisition date inventory	—	—	1.7	—
Restructuring and impairment expense	0.3	1.4	5.8	4.0
Depreciation and amortization expense	25.3	23.4	100.3	94.3
Corporate expenses	13.4	14.7	46.4	51.1

Interest expense, net	7.8	6.5	34.5	30.1
Goodwill impairment	—	—	—	60.8
Other expense, net	4.7	4.7	13.4	9.0
Adjusted Segment EBITDA	$71.7	$61.1	$300.8	$287.8

Adjusted Segment EBITDA is total segment revenue reduced by operating expenses and other costs identifiable with the segment, excluding acquisition and divestiture expenses, restructuring and impairment expense, non-controlling interest compensation, amortization of the fair value adjustment to acquisition date inventory, and depreciation and amortization.

Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, gains/losses related to the sale of assets, and income taxes are not included in the computation of Adjusted Segment EBITDA. The accounting policies of the reportable segments are the same as those for the Company.

In 2024, we refined our definition of adjusted segment EBITDA and corporate expenses to include certain other income or expenses previously reported in other expense, net. These items were primarily comprised of bank fees and certain foreign exchange transaction gains and losses. As a result of this change, for the quarter ended December 30, 2023, we recast our results to decrease Advanced Surface Technologies Adjusted Segment EBITDA by $0.2 million and increase corporate expenses by $0.3 million. For the year ended December 31, 2023, we increased corporate expenses by $1.6 million.

Enpro Inc.
Adjusted Segment EBITDA Reconciling Items by Segment (Unaudited)
For the Quarters and Years Ended December 31, 2024 and 2023
(In Millions)
	Quarter Ended December 31, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$0.5	$—	$0.5
Restructuring and impairment expense	$0.3	$—	$0.3
Depreciation and amortization expense	$8.4	$16.9	$25.3

	Quarter Ended December 31, 2023
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$1.1	$—	$1.1
Restructuring and impairment expense	$1.4	$—	$1.4
Depreciation and amortization expense	$6.2	$17.2	$23.4

	Year Ended December 31, 2024
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$4.3	$—	$4.3
Amortization of the fair value adjustment to acquisition date inventory	$1.7	$—	$1.7
Restructuring and impairment expense	$2.3	$3.5	$5.8
Depreciation and amortization expense	$32.8	$67.5	$100.3

	Year Ended December 31, 2023
	Sealing Technologies	Advanced Surface Technologies	Total Segments
Acquisition expense	$1.1	$—	$1.1
Non-controlling interest compensation allocation	$—	$(0.3)	$(0.3)
Restructuring and impairment expense	$3.0	$1.0	$4.0
Depreciation and amortization expense	$25.1	$69.2	$94.3

Enpro Inc.
Reconciliation of Income (Loss) from Continuing Operations Attributable to Enpro Inc. to Adjusted Income from Continuing Operations Attributable to Enpro Inc. and Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Years Ended December 31, 2024 and 2023
(In Millions, Except Per Share Data)
	Quarters Ended December 31,
	2024				2023
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income (loss) from continuing operations attributable to Enpro Inc.	$13.9	21.2	$0.66		$(4.9)	21.0	$(0.23)
Net income from redeemable non-controlling interests	—				0.4
Income tax expense	5.8				13.8
Income from continuing operations before income taxes	19.7				9.3

Adjustments from selling, general, and administrative:
Acquisition expense	0.5				1.1
Amortization of acquisition-related intangible assets	19.1				16.8
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	0.3				1.9
Adjustments from other non-operating expense:
Environmental reserve adjustment	3.4				2.5
Costs associated with previously disposed businesses	0.6				0.9
Pension expense (income) (non-service cost)	(0.1)				0.4
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.2				0.7
Other adjustments:
Other	0.5				0.2
Adjusted income from continuing operations before income taxes	44.2				33.8
Adjusted income tax expense	(11.0)				(8.4)
Net income from redeemable non-controlling interests	—				(0.4)
Adjusted income from continuing operations attributable to Enpro Inc.	$33.2	21.2	$1.57	3	$25.0	21.0	$1.19	3

	Years Ended December 31,
	2024				2023
	$	Average common shares outstanding, diluted	Per Share		$	Average common shares outstanding, diluted	Per Share
Income from continuing operations attributable to Enpro Inc.	$72.9	21.1	$3.45		$10.8	21.0	$0.51
Net loss from redeemable non-controlling interests	—				(3.9)
Income tax expense	21.5				30.8
Income from continuing operations before income taxes	94.4				37.7

Adjustments from selling, general, and administrative:
Acquisition expense	4.3				1.1
Non-controlling interest compensation allocations	—				(0.3)
Amortization of acquisition-related intangible assets	75.9				68.4
Adjustments from other operating expense and cost of sales:
Restructuring and impairment expense	6.2				5.0
Amortization of the fair value adjustment to acquisition date inventory	1.7				—
Adjustments from other non-operating expense:
Asbestos receivable adjustment	(0.6)				—
Environmental reserve adjustment	5.7				2.9
Costs associated with previously disposed businesses	1.4				1.7
Pension expense (non-service cost)	0.1				1.5
Goodwill impairment	—				56.5
Foreign exchange losses related to the divestiture of a discontinued operation[1]	1.8				2.2
Long-term promissory note reserve[2]	4.5				—
Other adjustments:
Other	0.5				0.8
Adjusted income from continuing operations before income taxes	195.9				177.5
Adjusted income tax expense	(49.0)				(44.4)
Net loss from redeemable non-controlling interests	—				3.9
Adjusted income from continuing operations attributable to Enpro Inc.	$146.9	21.1	$6.96	3	$137.0	21.0	$6.54	3

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported income from continuing operations and diluted earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare Enpro Inc. to other diversified industrial technology companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, acquisitions and divestitures, or other selected items. The adjustments in the table above relate solely to expenses attributable to Enpro Inc. and have been adjusted to remove any amounts attributable to non-controlling interests.
Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

Other adjustments are included in selling, general, and administrative, cost of sales, and other operating expenses on the consolidated statements of operations.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 25.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
1In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. The outstanding note is hedged in order to minimize related gains or losses.
2We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected future credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.
3Adjusted diluted earnings per share, which amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

Enpro Inc.
Reconciliation of Income (Loss) from Continuing Operations Attributable to Enpro Inc. to Adjusted EBITDA (Unaudited)
For the Quarters and Years Ended December 31, 2024 and 2023
(In Millions)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Income (loss) from continuing operations attributable to Enpro Inc.	$13.9	$(4.9)	$72.9	$10.8
Net income (loss) attributable to redeemable non-controlling interests	—	0.4	—	(3.9)
Income (loss) from continuing operations	13.9	(4.5)	72.9	6.9

Adjustments to arrive at earnings from continuing operations before interest, income taxes, depreciation, amortization, and other selected items (Adjusted EBITDA):
Interest expense, net	7.8	6.5	34.5	30.1
Income tax expense	5.8	13.8	21.5	30.8
Depreciation and amortization expense	25.3	23.4	100.3	94.5
Restructuring and impairment expense	0.3	1.9	6.2	5.0
Environmental reserve adjustments	3.4	2.5	5.7	2.9
Costs associated with previously disposed businesses	0.6	0.9	1.4	1.7
Acquisition expense	0.5	1.1	4.3	1.1
Pension expense (income) (non-service cost)	(0.1)	0.4	0.1	1.5
Non-controlling interest compensation allocation	—	—	—	(0.3)
Asbestos receivable adjustment	—	—	(0.6)	—
Amortization of the fair value adjustment to acquisition date inventory	—	—	1.7	—
Goodwill impairment	—	—	—	60.8
Foreign exchange losses related to the divestiture of a discontinued operation[1]	0.2	0.7	1.8	2.2
Long-term promissory note reserve[2]	—	—	4.5	—
Other	0.5	0.2	0.5	0.8
Adjusted EBITDA	$58.2	$46.9	$254.8	$238.0

1In connection with the sale of GGB, accounted for as a discontinued operation, in the fourth quarter of 2022, we issued an intercompany note between a domestic and foreign entity that is denominated in a foreign currency. As a result of this note, we have recorded losses due to the changes in the foreign exchange rate. The outstanding note is hedged in order to minimize related gains or losses.

2 We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024 we concluded a reserve was needed for expected future credit losses. We will continue to monitor the note regularly and make adjustments to the reserve as needed based on known facts and circumstances.

Supplemental disclosure: Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% Senior Notes due 2026. For the year ended December 31, 2024 approximately 48% of the adjusted EBITDA as presented above was attributable to Enpro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

Enpro Inc.
Reconciliation of Free Cash Flow (Unaudited)
(In Millions)

Free Cash Flow - Year Ended December 31, 2024
Net cash provided by operating activities of continuing operations	$162.9
Purchases of property, plant, and equipment	(29.1)
Payments for capitalized internal-use software	(3.8)
Free cash flow	$130.0

Free Cash Flow - Year Ended December 31, 2023
Net cash provided by operating activities of continuing operations	$208.4
Purchases of property, plant, and equipment	(33.9)
Payments for capitalized internal-use software	(0.4)
Free cash flow	$174.1